Exhibit 5.1

Boston Connecticut New Jersey New York Washington, D.C.

 DAY PITNEY LLP

Attorneys at Law

7 Times Square

New York, NY 10036

T: (212) 297 5800 F: (212) 916 2940

info@daypitney.com

April 30, 2012

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Re:	Peapack-Gladstone Financial Corporation Registration of 200,000 Shares of Common Stock

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 200,000 shares of common stock of the Company, no par value (the “Shares”), issuable upon the exercise of stock options or stock appreciation rights or upon the grant of other stock-based awards available for grant under the Peapack-Gladstone Financial Corporation 2012 Long-Term Stock Incentive Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the Prospectus which is not filed herewith) and the Plan; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor in accordance with the terms of the Plan.

The foregoing opinion is limited to the laws of the State of New Jersey. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP

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